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                                                   March 4, 1997



Arol I. Buntzman
325 Mile Square Road
Yonkers, New York 10701


Dear Arol:

         This will confirm our agreement regarding the shares of capital stock of Educational Video Conferencing, Inc. owned by me. Until March 1, 2000 (i) all of such shares shall be voted as you direct on any matter requiring the vote or consent of shareholders; (ii) you shall have a right of first refusal to purchase such shares if I elect to sell all or any portion of them prior to March 1, 2000; and (iii) if I leave the employ of EVC for any reason prior to March 1, 2000, you shall have the option to purchase such chares from me for the lower of $2.00 per share or the average trading price of such shares during the 30 days prior to my leaving EVC.


                                             Sincerely yours,

                                             /s/ John J. McGrath
                                             -------------------
                                             John J. McGrath


AGREED:


/s/ Arol I. Buntzman
---------------------------------
Arol I. Buntzman